Exhibit 4.6

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS NOTE, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (i) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, (b) AN OPINION OF COUNSEL (SELECTED BY HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT; OR, (ii) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $400,000.00	Issue Date: 17 November 2020

SMEA2Z EXCHANGE CONVERTIBLE PROMISSORY NOTE

BINDING RECITALS AND AGREEMENTS

A.	Borrower previously issued in favor of SMEA2Z LLC, a Wyoming limited liability company (“Smea2z”), that certain 8% Convertible Redeemable Note in the original principal amount of Two Hundred Twenty Thousand Dollars ($220,000) on 23 October 2018, with a maturity date of 23 July 2019 (the “Smea2z Note”).

B.	Subsequent to the issuance of the Smea2z Note, Borrower and Smea2z entered into a series of agreements which amended various terms and conditions of the Smea2z Note, resulting in a purported current principal balance of Six Hundred Thousand Eight Hundred Fifty Dollars ($608,850), and a maturity date of 30 June 2021.

C.	Pursuant to an Assignment Agreement dated 22 September 2020 by and between Smea2z and Holder, Holder acquired any and all rights arising under and related to the Smea2z Note, with Smea2z retaining no rights whatsoever in, under, or related to the Smea2z Note.

D.	Concurrent with the execution and issuance of this Exchange Note, Borrower and Holder have entered into that certain Settlement and Release Agreement, pursuant to which this Exchange Note is issued (the “Settlement Agreement”). This Exchange Note is subject to the terms and conditions of the Settlement Agreement as if set forth herein in full.

E.	This Exchange Note is issued solely in exchange for the Smea2z Note, and is expressly intended to satisfy all applicable requirements of Section 3(a)(9) of the Securities Act of 1933, as amended from time-to-time (the “Act”).

F.	No commission or other remuneration has been, or will be, paid or given directly or indirectly for soliciting the exchange of the Smea2z Note for this Exchange Note.

G.	This Smea2z Exchange Convertible Promissory Note is referred to herein as the “Exchange Note”).

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GENERAL TERMS FOR THE NOTE

Solely in exchange for the Smea2z Note, and for no other consideration, DATA443 RISK MITIGATION, INC., a Nevada corporation (“Borrower”, or “Company”), hereby promises to pay to the order of BLUE CITI LLC, a New York limited liability company, or its registered assigns (the “Holder”), on 30 June 2021 (the “Maturity Date”), the sum of Four Hundred Thousand Dollars ($400,000), as set forth herein. No interest shall accrue on the outstanding principal balance hereunder except in the event of an Event of Default, as provided under Section 3.22, below.

All payments due hereunder shall be made in lawful money of the United States of America, at such address as Holder shall hereafter give to Borrower by written notice made in accordance with the provisions of this Exchange Note. Whenever any amount expressed to be due by the terms of this Exchange Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Exchange Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Exchange Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to remain closed.

This Exchange Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of Borrower and will not impose personal liability upon the holder thereof.

The following additional terms and conditions shall apply to this Exchange Note:

ARTICLE I. CONVERSION RIGHTS

1.1. Conversion Right. Holder shall have the right, in its sole and absolute discretion, and at any time after the Issue Date to convert all or any part of the outstanding amount due under this Exchange Note into fully paid and non-assessable shares of common stock of Borrower, as such common stock exists on the Issue Date (“Common Stock”), or any shares of capital stock or other securities of Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a “Conversion”). However, in no event shall Holder be entitled to convert any portion of this Exchange Note in excess of that portion of this Exchange Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Exchange Note or the unexercised or unconverted portion of any other security of Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein), and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Exchange Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this Exchange Note, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G thereunder, except as otherwise provided in clause (1), above. However, the limitations on conversion may be waived by Holder upon, at the election of Holder, not less than 61 days’ prior notice to Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by Holder, as may be specified in such notice of waiver). The number of shares of Common Stock to be issued upon each Conversion of this Exchange Note (“Conversion Shares”) shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to Borrower by Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or E-Mail (or by other means resulting in, or reasonably expected to result in, notice) to Borrower before 11:59 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any Conversion of this Exchange Note, the sum of (1) the principal amount of this Exchange Note to be converted in such Conversion; plus (2) accrued and unpaid Default Interest, if any, on such principal amount being converted at the interest rates provided in this Exchange Note to the Conversion Date; plus (3) at Holder’s option, any amounts owed to Holder pursuant to Section 1.4(g) hereof.

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1.2. Conversion Price.

a) Calculation of Conversion Price. For purposes hereof, the conversion price shall be $0.0035 (the “Conversion Price”). If an Event of Default under Article III of this Exchange Note has occurred, Holder, in its sole discretion, may elect to use the Conversion Price discounted by twenty percent (20%). If Borrower’s Common Stock is not traded on the Pink Sheets or OTCQB or an equivalent marketplace (NASDAQ, NYSE, e.g.), then such sale price shall be the sale price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no sale price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “Pink Sheets” by OTC Markets. If such sale price cannot be calculated for such security on such date in the manner provided above, such price shall be the fair market value as mutually determined by Borrower and Holder. If Borrower’s Common Stock is chilled for deposit at DTC, becomes chilled at any point while this Exchange Note remains outstanding or deposit or other additional fees are payable due to a Yield Sign, Stop Sign or other trading restrictions, then such discount factor shall be forty percent (40%). In the event that the shares of Borrower’s Common Stock are not deliverable via DWAC following the conversion of any amount hereunder, an additional five percent (5%) discount will be attributed to the Conversion Price.

b) Cooperation. Borrower agrees to cooperate with all conversions hereunder, and that it will take all reasonable steps necessary or appropriate, including providing a board of directors resolution authorizing the issuance of common stock to Holder. So long as the requested sale may be made pursuant to Rule 144 as promulgated by the SEC, as such Rule 144 may be in effect from time to time (“Rule 144”), Borrower agrees to accept an opinion of counsel to Holder confirming the rights of Holder to sell shares of Common Stock issuable or issued to Holder on conversion of this Exchange Note pursuant to Rule 144, which opinion will be issued at Borrower’s expense and the conversion dollar amount will be reduced by $500.00 to cover the cost of such legal opinion. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the principal securities exchange or other securities market on which the Common Stock is then traded.

c) Additional Principal. If at any time the Conversion Price as determined hereunder for any Conversion would be less than the par value of the Common Stock, then the Conversion Price hereunder shall equal such par value for such Conversion and the Conversion Amount for such Conversion shall be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of Conversion Shares issuable upon such Conversion to equal the same number of Conversion Shares as would have been issued had the Conversion Price not been subject to the minimum price set forth in this Section 1.2(c).

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d) Failure to Timely Deliver. Without in any way limiting Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Exchange Note is not delivered by the Deadline (as defined below) Borrower shall pay to Holder $1,000.00 per day in cash, for each day beyond the Deadline that Borrower fails to deliver such Common Stock. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of Holder, shall be added to the principal amount of this Exchange Note, in which event such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Exchange Note. Borrower agrees that the right to convert this Exchange Note is a valuable right to Holder. The damages resulting from a failure, attempt to frustrate, or interference with such conversion right are difficult if not impossible to quantify. Accordingly, the parties acknowledge the liquidated damages provision contained herein is justified.

1.3. Authorized Shares; Reserved Amount. Borrower covenants that at all times while this Exchange Note is outstanding it will have a sufficient number of shares of authorized and unissued Common Stock, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion or adjustment of this Exchange Note. Borrower shall maintain a separate reserve of shares of Common Stock with Borrower’s transfer agent exclusively under this Exchange Note, with said amount of reserve to be the lesser of (i) fifty million (50,000,000) shares of Common Stock; or, (ii) that number of shares of Common Stock needed to fully convert all amounts due hereunder. Borrower shall provide to its transfer agent irrevocable written instructions to enforce this Section 1.3 and all other conversion provisions hererunder.

1.4. Method of Conversion.

a) Mechanics of Conversion. Subject to Section 1.1, this Exchange Note may be converted by Holder in whole or in part at any time following the Issue Date by submitting to Borrower a Notice of Conversion by facsimile, E-Mail or other reasonable means of communication dispatched on the Conversion Date prior to 11:59 p.m., New York, New York time.

b) Book Entry upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Exchange Note in accordance with the terms hereof, Holder shall not be required to physically surrender this Exchange Note to Borrower unless the entire unpaid principal amount of this Exchange Note is so converted. Holder and Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to Holder and Borrower, so as not to require physical surrender of this Exchange Note upon each such conversion. In the event of any dispute or discrepancy, such records of Borrower shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Exchange Note is converted as aforesaid, Holder may not transfer this Exchange Note unless Holder first physically surrenders this Exchange Note to Borrower, whereupon Borrower will forthwith issue and deliver upon the order of Holder a new Exchange Note of like tenor, registered as Holder (upon payment by Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Exchange Note. Holder and any assignee, by acceptance of this Exchange Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Exchange Note, the unpaid and unconverted principal amount of this Exchange Note represented by this Exchange Note may be less than the amount stated on the face hereof.

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c) Payment of Taxes. Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Exchange Note, and Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than Holder or the custodian in whose street name such shares are to be held for Holder’s account) requesting the issuance thereof shall have paid to Borrower the amount of any such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

d) Delivery of Common Stock upon Conversion. Upon receipt by Borrower from Holder of a facsimile transmission or E-Mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt or such an event (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Exchange Note) in accordance with the terms hereof.

e) Obligation of Borrower to Deliver Common Stock. Upon receipt by Borrower of a duly and properly executed Notice of Conversion, Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and the outstanding principal amount and the amount of accrued and unpaid interest on this Exchange Note shall be reduced to reflect such conversion or adjustment, and, unless Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Exchange Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If Holder shall have given a Notice of Conversion as provided herein, Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by Holder of any obligation to Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by Borrower before 11:59 p.m., New York, New York time, on such date.

f) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

g) Failure to Deliver Common Stock Prior to Deadline. Without limiting Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion or adjustment of this Exchange Note is not delivered by the Deadline, Borrower shall pay to Holder $1,000.00 per day in cash, for each day beyond the Deadline that Borrower fails to deliver such Common Stock to Holder. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of Holder, shall be added to the principal amount of this Exchange Note, in which event interest shall accrue thereon in accordance with the terms of this Exchange Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Exchange Note. Borrower agrees that the right to convert and/or receive shares in the event of an adjustment is a valuable right to Holder. The damages resulting from a failure, attempt to frustrate, or interference with such conversion or adjustment right are difficult, if not impossible, to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1.4(g) are justified.

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h) Rule 144. Borrower acknowledges that it will take all reasonable steps necessary or appropriate, including accepting an opinion of counsel to Holder confirming the rights of Holder to sell shares of Common Stock issued to Holder on conversion or adjustment of the Exchange Note pursuant to Rule 144. So long as the requested sale may be made pursuant to Rule 144 Borrower agrees to accept an opinion of counsel to Holder which opinion will be issued at Borrower’s expense.

i) Charges and Expenses. Issuance of Common Stock to Holder, or any of its assignees, upon the conversion of this Exchange Note shall be made without charge to Holder for any issuance fee, transfer tax, legal opinion and related charges, postage/mailing charge or any other expense with respect to the issuance of such Common Stock. Company shall pay all Transfer Agent fees incurred from the issuance of the Common Stock to Holder, as well as any and all other fees and charges required by the Transfer Agent as a condition to effectuate such issuance. Any such fees or charges as noted in this Section that are paid by Holder (whether from Borrower’s delays, outright refusal to pay, or otherwise), will be automatically added to the Principal Amount of the Exchange Note and tack back to the Issue Date herein for purposes of Rule 144.

1.5. Restricted Securities. The shares of Common Stock issuable upon conversion or adjustment of this Exchange Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act; or, (ii) Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or, (iii) such shares are sold or transferred pursuant to Rule 144; or, (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined under the Act). Any legend set forth on any stock certificate evidencing any Conversion Shares shall be removed and Borrower shall issue to Holder a new certificate therefore free of any transfer legend if (i) Borrower or its transfer agent shall have received an opinion of counsel form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be reasonably acceptable to Borrower; or, (ii) in the case of the Common Stock issued or issuable upon conversion of this Exchange Note, such security is registered for sale by Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

1.6. Effect of Certain Events.

a) Effect of Merger, Consolidation, Etc. At the option of Holder, the sale, conveyance or disposition of all or substantially all of the assets of Borrower, the effectuation by Borrower of a transaction or series of related transactions in which more than 50% of the voting power of Borrower is disposed of, or the consolidation, merger or other business combination of Borrower with or into any other Person (as defined below) or Persons when Borrower is not the survivor shall either: (i) be deemed to be an Event of Default (as defined in Article III) pursuant to which Borrower shall be required to pay to Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

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b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Exchange Note is issued and outstanding and prior to conversion of all of the Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of Borrower other than in connection with a plan of complete liquidation of Borrower, then Holder of this Exchange Note shall thereafter have the right to receive upon conversion of this Exchange Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which Holder would have been entitled to receive in such transaction had this Exchange Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of Holder of this Exchange Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Exchange Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. Borrower shall not affect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time, for clarification, Holder shall be entitled to convert this Exchange Note) and (b) the resulting successor or acquiring entity assumes by written instrument the obligations of this Section 1.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

c) Adjustment Due to Distribution. If Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then Holder of this Exchange Note shall be entitled, upon any conversion of this Exchange Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. Such assets shall be held in escrow by the Company pending any such conversion

d) Purchase Rights. If, at any time when any part of the Exchange Note remains outstanding, Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Exchange Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are determined for the grant, issue or sale of such Purchase Rights.

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e) Stock Dividends and Stock Splits. If the Company, at any time while this Exchange Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any securities convertible into or exercisable for Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price (and each sale or bid price used in determining the Conversion Price) shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall be effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of events described in this Section 1.6, Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to Holder a certificate setting forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. Borrower shall, upon written request of Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Exchange Note.

1.7. Revocation. If any Conversion Shares are not received by the Deadline, Holder may revoke the Conversion pursuant to which the Conversion Shares were issuable. This Exchange Note shall remain convertible after the Maturity Date hereof until this Exchange Note is repaid or converted in full.

1.8. Repayment. Notwithstanding anything to the contrary contained in this Exchange Note, at no time shall Borrower shall have the right to prepay any part or all of the outstanding balance on this Exchange Note prior to the Maturity Date. Borrower has expressly and knowingly forever forfeited any and all rights to prepay the Exchange Note. However, Borrower shall continue to have the right to repay all obligations hereunder on, as of, and after the Maturity Date.

1.9. Leak-out Provisions. Notwithstanding anything to the contrary contained in this Exchange Note, Holder agrees to the following with regard to conversions hereunder:

a) Conversions Per Week. Holder may effect no more than one conversion per each calendar week, for no more than forty million (40,000,000) shares, under all convertible debt instruments issued by Borrower in favor of Holder.

b) Additional Permitted Conversion. In the event the total trading volume for the Common Stock exceeds fifty million (50,000,000) shares on any day, then during that calendar week Holder may initiate a second conversion during that calendar week, though in no event for more than an additional forty million (40,000,000) shares, for a total of eighty million (80,000,000) shares for that calendar week under all convertible debt instruments issued by Borrower in favor of Holder.

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ARTICLE II. CERTAIN COVENANTS

2.1. Distributions on Capital Stock. So long as any part of this Exchange Note remains unpaid, Borrower shall not without Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of Borrower’s disinterested directors.

2.2. Restriction on Stock Repurchases. So long as any part of the Exchange Note remains unpaid, Borrower shall not without Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any issued and outstanding shares of capital stock of Borrower.

2.3. Borrowings; Liens. So long as any part of the Exchange Note remains unpaid, Borrower shall not create, incur, assume guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection, or suffer to exist any liability for borrowed money, except (a) borrowings in existence or committed on the date hereof and of which Borrower has informed Holder in writing prior to the date hereof; or, (b) indebtedness to trade creditors or financial institutions incurred in the ordinary course of business; or, (c) borrowings assumed as a result of an acquisition or similar transaction; or, (d) indebtedness of a subsidiary.

2.4. Sale of Assets. So long as any part of the Exchange Note remains unpaid, Borrower shall not, without Holder’s written consent, sell, lease or otherwise dispose of substantially all of its assets outside the ordinary course of business. Any consent to such a disposition of assets may be conditioned on a specified use of the proceeds of disposition.

2.5. Advances and Loans. So long as any part of this Exchange Note remains unpaid, Borrower shall not, without Holder’s written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, officers, subsidiaries and affiliates of Borrower, except loans, credits, or advances in existence or committed on the date hereof and which Borrower has informed Holder in writing prior to the date hereof.

2.6. Charter. So long as any part of this Exchange Note remains unpaid, Borrower shall not amend its charter documents, including without limitation its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of Holder.

2.7. Transfer Agent. Borrower shall not change its transfer agent absent 5-days prior written notice to Holder. Any resignation by the transfer agent without a replacement transfer agent prior to such replacement taking effect shall constitute an Event of Default.

2.8. Unconditional Obligation; No Offset. Borrower acknowledges that this Exchange Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Holder, its successors and assigns, and agrees to make the payments and conversions called for herein in accordance with the terms of this Exchange Note.

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2.9. Exchange. This Exchange Note is issued solely in exchange for the Smea2z Note, and is expressly intended to satisfy all applicable requirements of Section 3(a)(9) of the Act. Securities Act of 1933, as amended from time-to-time (the “Act”). Borrower and Holder each represent and agree that (i) no additional consideration has been requested of or received from Holder; (ii) no additional consideration has been provided to Holder; and, (iii) Borrower has not paid any commission or remuneration for the solicitation of the exchange of the Smea2z Note for this Exchange Note.

ARTICLE III. EVENTS OF DEFAULT

Any one or more of the following events which shall occur and/or be continuing shall constitute an event of default (each, an “Event of Default”):

3.1. Failure to Pay Principal or Interest. Borrower fails to pay the principal hereof or interest thereon when due on this Exchange Note, whether at maturity, upon acceleration or otherwise.

3.2. Conversion and the Shares. Borrower fails to issue shares of Common Stock to Holder (or announces or threatens in writing that it will not honor its obligation to do so at any time following the execution hereof or) upon exercise by Holder of the conversion rights of Holder in accordance with the terms of this Exchange Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to Holder upon conversion of or otherwise pursuant to this Exchange Note as and when required by this Exchange Note, Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to Holder upon conversion of or otherwise pursuant to this Exchange Note as and when required by this Exchange Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to Holder upon conversion of or otherwise pursuant to this Exchange Note as and when required by this Exchange Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for five (5) business days after Holder shall have delivered a Notice of Conversion. It is an obligation of Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Exchange Note, if a conversion of this Exchange Note is delayed, hindered or frustrated due to a balance owed by Borrower to its transfer agent. If at the option of Holder, Holder advances any funds to Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by Borrower to Holder within forty eight (48) hours of a demand from Holder.

3.3. Breach of Covenants. Borrower breaches any material covenant or other material term or condition contained in this Exchange Note or the Settlement Agreement and such breach continues for a period of seven (7) days after written notice thereof to Borrower from Holder.

3.4. Breach of Representations and Warranties. Any representation or warranty of Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of Holder with respect to this Exchange Note.

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3.5. Receiver or Trustee. Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6. Judgments. Any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by Holder, which consent will not be unreasonably withheld.

3.7. Bankruptcy. Bankruptcy, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any subsidiary of Borrower.

3.8. Delisting of Common Stock. Borrower shall fail to maintain the listing of the Common Stock on at least one of the Pink Sheets or OTCQB or an equivalent replacement exchange, NASDAQ, NYSE, or AMEX.

3.9. Failure to Comply with the Exchange Act. Borrower shall fail to comply in any material respect with the reporting requirements of the Exchange Act; shall cease to be subject to the reporting requirements of the Exchange Act; or, shall fail to remain current in its filings with the SEC. The possible reduction in the Conversion Price under Section 1.2(a) is an additional result of, and not an alternative remedy for, a breach of this Section 3.9.

3.10. Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.11. Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of Borrower’s ability to continue as a “going concern” shall not be an admission that Borrower cannot pay its debts as they become due.

3.12. Maintenance of Assets. The failure by Borrower, during the term of this Exchange Note, to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.13. Financial Statement Restatement. The restatement of any financial statements filed by Borrower with the SEC for any date or period from two years prior to the Issue Date of this Exchange Note and until this Exchange Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of Holder with respect to this Exchange Note.

3.14. Reverse Splits. Borrower effectuates a reverse split of its Common Stock without ten (10) days prior written notice to Holder.

3.15. Replacement of Transfer Agent. In the event that Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, to the replacement transfer agent a fully executed copy of this Exchange Note.

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3.16. Cross-Default. Notwithstanding anything to the contrary contained in this Exchange Note or the other related or companion documents, a breach or default by Borrower of any covenant or other term or condition contained in any of the Other Agreements (as defined below), after the passage of all applicable notice and cure or grace periods, shall, at the option of Holder, be considered a default under this Exchange Note, in which event Holder shall be entitled (but in no event required) to apply all rights and remedies of Holder under the terms of this Exchange Note. For purposes of this Exchange Note, “Other Agreements” means, collectively, all agreements and instruments between, among, or by Borrower, and, or for the benefit of, Holder and any affiliate of Holder, including, without limitation, the Settlement Agreement and other promissory notes issued by Borrower in favor of Holder.

3.17. Closing Stock Price. If at any time the closing stock price for the Common Stock is below the Conversion Price, as adjusted hereunder, for at least five (5) consecutive days.

3.18. Inside Information. Borrower or its officers, directors, and/or affiliates attempt to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by Borrower or its officers, directors, and/or affiliates of, material non-public information concerning Borrower, to Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

3.19. Bid Price. Borrower shall lose the “bid” price for its Common Stock ($0.0001 on the “Ask” with zero market makers on the “Bid” per Level 2) and/or a market (including the OTC Pink, OTCQB or an equivalent replacement exchange).

3.20. Insolvency. Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any.

3.21. DWAC. Borrower fails to remain DWAC eligible.

3.22. Consequences of Event of Default. Upon the occurrence and during the continuation of any Event of Default specified in Section 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due at the Maturity Date) or Section 3.2, the Exchange Note shall become immediately due and payable and Borrower shall pay to Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). Upon the occurrence and during the continuation of any Event of Default specified in Sections 3.1, and/or 3.3 through and including 3.21, exercisable through the delivery of written notice to Borrower by Holder (the “Default Notice”), and upon the occurrence of an Event of Default specified in the remaining sections of Articles III (other than failure to pay the principal hereof or interest thereon at the Maturity Date specified in Section 3.1, hereof), the Exchange Note shall become immediately due and payable and Borrower shall pay to Holder, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) 150% times the sum of (w) the then outstanding principal amount of this Exchange Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Exchange Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) “Default Interest”, if any, in the amount of eighteen percent (18%) per annum from the date of the Event of Default on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Exchange Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Sum”) or (ii) the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

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If Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then Holder shall have the right at any time, so long as Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of Borrower equal to the Default Amount divided by the Conversion Price then in effect. Holder may still convert any amounts due hereunder, including without limitation, the Default Sum, until such time as this Exchange Note has been repaid in full.

ARTICLE IV. MISCELLANEOUS

4.1. Failure or Indulgence Not Waiver. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2. Notices. All notices, requests, and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, twenty four (24) hours after being sent; (c) if by mail, forty eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery. Each party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Exchange Note. For purposes of this Exchange Note, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

4.3. Amendments. This Exchange Note and any provision hereof may only be amended by an instrument in writing signed by Borrower and Holder. The term “Exchange Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4. Assignability. This Exchange Note shall be binding upon Borrower and its successors and assigns, and shall inure to be the benefit of Holder and its successors and assigns. Borrower may not assign this Exchange Note without the prior written consent of Holder. This Exchange Note, and nay portion thereof, and any share of Common Stock issued upon the conversion of this Exchange Note, may be offered, sold, assigned, pledged, or transferred by Holder without the consent of Borrower.

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4.5. Cost of Collection. If default is made in the payment of this Exchange Note, Borrower shall pay Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6. Governing Law. This Exchange Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in (i) the state courts in Dade or Broward County, Florida; or (ii) the state courts in New York County, New York, in the sole discretion of the party bringing the action. Both parties and the individual signing this Agreement on behalf of Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Exchange Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Exchange Note. Nothing contained herein shall be deemed or operate to preclude Holder from bringing suit or taking other legal action against Borrower in any other jurisdiction to collect on Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of Holder. This Exchange Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Exchange Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Exchange Note.

4.7. Certain Amounts. Whenever pursuant to this Exchange Note Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, Borrower and Holder agree that the actual damages to Holder from the receipt of cash payment on this Exchange Note may be difficult to determine and the amount to be so paid by Borrower represents stipulated damages and not a penalty and is intended to compensate Holder in part for loss of the opportunity to convert this Exchange Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Exchange Note at a price in excess of the price paid for such shares pursuant to this Exchange Note. Borrower and Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to Holder from the receipt of a cash payment without the opportunity to convert this Exchange Note into shares of Common Stock.

4.8. Disclosure. Upon receipt or delivery by Borrower of any notice in accordance with the terms of this Exchange Note, unless Borrower has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to Borrower, Borrower shall within four (4) days after any such receipt or delivery, publicly disclose such material, non-public information on a Current Report on Form 8-K, or such similar disclosure in accordance with the rules of the OTC Markets. In the event that Borrower believes that a notice contains material, non-public information relating to Borrower, Borrower so shall indicate to Holder contemporaneously with delivery of such notice, and in the absence of any such indication, Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to Borrower.

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4.9. Notice of Corporate Events. Except as otherwise provided below, Holder of this Exchange Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Exchange Note into Common Stock. Borrower shall provide Holder with prior notification of any meeting of Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of Borrower or any proposed liquidation, dissolution or winding up of Borrower, Borrower shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein (or twenty (20) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. Borrower shall make a public announcement of any event requiring notification to Holder hereunder substantially simultaneously with the notification to Holder in accordance with this Section 4.9.

4.10. Remedies. Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, Borrower acknowledges that the remedy at law for a breach of its obligations under this Exchange Note will be inadequate and agrees, in the event of a breach or threatened breach by Borrower of the provisions of this Exchange Note, that Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Exchange Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.11. Voluntary Agreement. Borrower has carefully read this Exchange Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Exchange Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Exchange Note voluntarily and without any duress or undue influence by Holder or anyone else.

4.12. Accredited Investor Status. Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

4.13. Severability. If any part of this Exchange Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Holder to the fullest extent permitted by law and the balance of this Exchange Note shall remain in full force and effect.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, Borrower and Holder has each caused this Exchange Note to be signed in its respective name by its duly authorized officer as of the Issue Date first set forth above.

DATA443 RISK MITIGATION, INC.,

a Nevada corporation

BY:

NAME:

TITLE:

DATED:

ACKNOWLEDGED, ACCEPTED, AND AGREED:

BLUE CITI LLC,

a New York limited liability company

BY:

NAME:

TITLE:

DATED:

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Smea2z Exchange Convertible Promissory Note dated 17 November 2020 and issued in the original principal amount of $400,000 (the “Exchange Note”) by DATA443 RISK MITIGATION, INC., a Nevada corporation (the Company”), into shares of common stock of the Company (the “Common Stock”), in accordance with the terms and conditions of the Exchange Note and as provided for herein, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 1.1 of this Exchange Note, as determined in accordance with Section 13(d) of the Exchange Act.

CONVERSION CALCULATIONS:

Date of Conversion: ____________________	Conversion Price: ____________________
Principal Amount Converted: ________________	Interest Converted: ____________________
Number of Shares of Common Stock to be Issued: ___________________________
Remaining Principal Balance of the Exchange Note: ___________________________

HOLDER: ____________________________

Authorized Signature: ____________________________

Name:	____________________________

Title:	____________________________

Address for Delivery of Certificates:	_____________________________________

_____________________________________

_____________________________________

OR

DWAC Instructions:	Broker #:	_____________________________________

	Account #:	_____________________________________

OR

Other Instructions:

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